EXHIBIT 99.1

First Cash Appoints Steve Coffman as Chief Operating Officer

ARLINGTON, Texas, March 25, 2008 (PRIME NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced the appointment of Stephen Coffman as its chief operating officer. Mr. Coffman, 46, will have operational responsibility for all of First Cash's 475-plus locations in the U.S. and Mexico. With over 20 years experience in managing and leading businesses, Mr. Coffman most recently served as president of Wasp Barcode Technologies, a retail-focused technology company based in the Dallas/Fort Worth area.

Prior to his seven-year tenure with Wasp Barcode, Mr. Coffman served in senior management roles in the retail and manufacturing industries. Mr. Coffman launched his career as a business consultant with Deloitte & Touche, where he gained a strong background in operations, business planning, finance and other facets of management. He graduated from Texas A&M University in 1984.

"We are extremely excited to have Steve join First Cash's executive leadership team, where we will benefit immensely from his experience, proven record of success and passion for growth," said Rick Wessel, CEO of First Cash. "More than ever, First Cash's growth opportunities abound as a result of our strong domestic and international store expansion platforms. Steve's leadership will help ensure we fully realize the growth opportunities before us."

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, check cashing, credit services and other financial services products. First Cash also operates automobile dealerships focused on the "buy-here/pay-here" segment of the used-vehicle retail market. In total, the Company owns and operates over 475 stores and buy-here/pay-here dealerships in thirteen U.S. states and twelve states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3365

CONTACT: First Cash Financial Services, Inc.
         Rick Wessel, Vice Chairman & Chief Executive Officer
         Doug Orr, Executive Vice President & Chief Financial Officer
         (817) 505-3199
         investorrelations@firstcash.com
         www.firstcash.com